Exhibit 8.2

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
FIRM / AFFILIATE OFFICES
December 6, 2010 Avago Technologies Limited 1 Yishun Avenue 7 Singapore 768923	Abu Dhabi Barcelona Beijing Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
     Re: Ordinary Shares of Avago Technologies Limited
Ladies and Gentlemen:
          We have acted as special U.S. counsel to Avago Technologies Limited, a company incorporated under the laws of the Republic of Singapore (the “Company”), in connection with the sale by certain selling shareholders of 25,000,000 ordinary shares, no par value (the “Ordinary Shares”), of the Company pursuant to the registration statement on Form S-3 (Registration No. 333-168621) under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 6, 2010, a base prospectus dated August 6, 2010 (the “Base Prospectus”), a preliminary prospectus supplement dated December 6, 2010 (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated December 6, 2010 (together with the Base Prospectus, the “Prospectus”). You have requested our opinion concerning the statements in the Preliminary Prospectus and the Prospectus under the caption “Tax Considerations—U.S. Federal Income Taxation.”
          The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Preliminary Prospectus, the Prospectus and the Company’s responses to our examinations and inquiries.
          In our capacity as special U.S. counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents.

December 6, 2010

          We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.
          Based on such facts and subject to the limitations set forth in the Preliminary Prospectus and the Prospectus, the statements of law and legal conclusions in the Preliminary Prospectus and the Prospectus under the caption “Tax Considerations—U.S. Federal Income Taxation” constitute the opinion of Latham & Watkins LLP as to the material United States federal income tax consequences of an investment in the Ordinary Shares.
          No opinion is expressed as to any matter not discussed herein.
          This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Preliminary Prospectus and the Prospectus or any other documents we reviewed in connection with the offering of the Ordinary Shares may affect the conclusions stated herein.
          This opinion is furnished to you and is for your use in connection with the transactions set forth in the Preliminary Prospectus and the Prospectus. This opinion may not be relied upon by you for any other purpose. However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.
          We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated as of December 8, 2010 and to the use of our name under the captions “Tax Considerations” and “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Latham & Watkins LLP